For immediate release

Shareholder Update
Mantra Anticipates Rapid Growth in 2014

March 5, 2014

Burnaby, BC – Mantra Energy Alternatives, a subsidiary of Mantra Venture Group Ltd. (OTCQB: MVTG), has closed a highly productive 2013 that saw important steps taken towards the commercialization of ERC (“Electro-Reduction of Carbon Dioxide”) and the MRFC (“Mixed-Reactant Fuel Cell”). Efforts throughout the year have led to several accomplishments in early 2014, and set the stage for rapid growth this year and beyond.

In the first quarter of 2013 NORAM and its development lab BC Research Inc. (BCRI) were engaged for the engineering of Mantra’s ERC pilot plant, the first phase of which was completed, with significant process improvements, later in the year. The budding relationship with BCRI led to the establishment on their premises of Mantra’s internal R&D lab, which has since been populated by an excellent research team, including two full-time Ph.Ds., Drs. Sona Kazemi and Amin Aziznia (the developer of the MRFC). As a result of the accelerated research activities, Mantra developed and filed several patent applications in the latter half of 2013.

2013 also saw the granting of Mantra’s primary ERC patent in China and the addition of a global leader in energy infrastructure to Mantra’s growing consortium. The year closed with Mantra’s exhibiting at the 2013 Pollutec show in Paris, which led to the establishment and ongoing pursuit of several potential partnerships and funding opportunities.

Throughout the past year Mantra has focused increasingly on energy storage through the integration of its two novel technologies. While ERC offers the potential to produce carbon-neutral, energy-dense chemicals such as formate and formic acid, the MRFC can use such chemicals, among others, as fuel. Integration can provide grid-scale energy storage, backup power, and transportation solutions. Mantra’s management has indicated that several energy storage concepts have been identified and are being explored in the lab and for economic feasibility.

“Energy storage is quickly becoming one of the most exciting markets in the world,” says Mantra’s CEO Larry Kristof. “Mantra is uniquely positioned to address this market from two angles; both ERC and the MRFC are potential game changers.”

The management at Mantra is pleased with a strong start to 2014, which has already seen the initiation of a research collaboration with the laboratory of Professor Daniel Guay at Quebec’s Institut national de la recherche scientifique (INRS). This collaboration, supported through a generous grant from the Natural Sciences and Engineering Research Council of Canada (NSERC), will bring the considerable skill and knowledge of Professor Guay and his lab to the development of Mantra’s ERC technology. Founded with the objective of addressing specific aspects of the ERC process, the collaboration will likely develop into further projects.

Professor Guay’s research at INRS focuses on the development of novel materials for energy storage and conversion, and specifically for electrocatalysis in fuel and electrolytic cells. This expertise in electrochemistry, and particularly his interest in metastable materials involved in solid-liquid reaction mechanisms, will be extremely valuable to the development of Mantra’s technologies. Professor Guay’s laboratory has published over 150 papers in scientific journals on these and other subjects, including pulsed laser deposition and laser ablation.

“Not only do Professor Guay and his team bring an impressive breadth of experience and know-how to the development of ERC, but also access to state-of-the-art materials and equipment. We are excited to see this collaboration develop and expand,” says Patrick Dodd, Mantra’s CTO.

In February Mantra’s management attended the Carbon Dioxide Utilization Congress in San Diego, an international conference that brought together the major players in the industry. The three-day event was primarily focused on networking and the development of collaborations, and included presentations on the growing markets and opportunities for carbon utilization.

“Events like this are an indicator of the growing awareness of the need for carbon utilization,” says Mr. Kristof. “We are greatly encouraged by these indicators, including the fact that Mantra is now reporting revenue.”

Mantra expects the final phase of pilot plant design and the procurement of equipment to begin this month, with the ERC pilot plant operating by later this year.

About ERC

ERC, or the “Electro-Reduction of Carbon Dioxide”, is a form of “carbon capture and utilization” that converts the pollutant carbon dioxide into useful, valuable products including formic acid and formate salts. By utilizing clean electricity, the process offers the potential for an industrial plant to reduce emissions while generating a salable product and a profit.

About MRFC

In a conventional fuel cell, the fuel and oxidant flow in separate streams, separated by an ion-conducting membrane that divides the cell into discreet anode and cathode chambers. The single-cells are stacked electrically in series using bipolar flow-field plates that provide most of the stack weight and volume.

By contrast, in a mixed-reactant fuel cell, or “MRFC”, a mixture of fuel and oxidant flows through the cell as a single stream. The mixed-feed concept allows for a variety of conventional and unconventional cell stack designs including the Mantra’s patented Swiss-roll MRFC design. Simplification of MRFC systems is possible because they can operate without the gastight structures within the stack that are required for sealing, manifolding, and separating reactant delivery in conventional fuel cells. As a result, MRFCs can provide significantly less expensive fuel cell systems with high volumetric power density.

About Mantra Energy Alternatives

Mantra Energy Alternatives Ltd., a subsidiary of Mantra Venture Group Ltd., aims to become a world leader in the production of high-value, carbon-negative chemicals and fuels. Mantra is currently developing the ERC process, which will initially produce formic acid and formate salts from carbon dioxide, and will eventually be capable of generating a wide variety of products. The company seeks to simultaneously reduce anthropogenic carbon emissions, which total over 30 billion tonnes each year from fuel combustion alone, and generate value.

Mantra Venture Group is a public company quoted on the OTC QB under the symbol MVTG and on the Berlin Stock Exchange under the symbol 5MV.

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For more information go to: http://www.mantraventuregroup.com

Investor Relations: John Williams
(604) 495-1766 (Canada)
(502) 214-5932 (USA)
mantraenergy@aberdeencap.com

Company Contact: (604) 560-1503
info@mantraenergy.com
http://www.mantraventuregroup.com

Forward-looking statements: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Mantra Venture Group’s filings with the Securities and Exchange Commission, which identify specific factors that may cause actual results or events to differ materially from those described in forward-looking statements.